EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-131509 on Form S-8 of our report dated March 28, 2006 relating to the consolidated financial statements of Thomas Weisel Partners Group, Inc., appearing in this Annual Report on Form 10-K of Thomas Weisel Partners Group, Inc. for the year ended December 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California
March 28, 2006